Exhibit 23.1

Consent of Independent Public Accounts

As independent public accountants, we hereby consent to the incorporation of our report dated May 7, 2004 into this Form 11-K and to incorporation by reference of such report and the plan annual financial statements prepared in connection therewith in Form S-8, No.333-58784, previously filed by Northern Trust Corporation.

/s/ Hill, Taylor LLC

HILL, TAYLOR LLC

Chicago, Illinois

June 28, 2004